Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of September 26, 2023 (the “Effective Date”), by and between TILT Holdings Inc. (the “Company”), and Tim Conder (“Employee”).  The Company and the Employee are each referred herein as a “Party” and collectively as the “Parties.”

The Company and Employee hereby agree as follows:

1.Employment.  The Company shall employ Employee as Chief Executive Officer of the Company, and Employee agrees to be so employed, upon the terms and conditions hereinafter set forth.  Employee shall report to the Company’s Board of Directors (“Board”) and shall have the responsibilities, duties, and authority commensurate with the position of Chief Executive Officer, and subject to such policies as may be adopted, and such orders as may be issued, by the Company.
2.Group Companies.  By this Agreement, Employee owes duties not only to the Company, but also to the companies in the Company’s group of companies. The term “Group” refers to the Company’s Group of Companies.  For the purposes of this Agreement, “Group Company” means any parent company of the Company or subsidiary company of the Company or another subsidiary company of a parent company of the Company or any other company or undertaking which is controlled by the Company or which controls the Company. For these purposes “control” means direct or indirect power to direct or cause the direction of the management of an entity whether through the ownership of voting securities, by contract or otherwise.
3.Term.  Employee’s employment as Chief Executive Officer of the Company commenced on April 21, 2023 (“Commencement Date”).  This Agreement shall become effective on the Effective Date and shall continue until June 30, 2024 (the “Term”), unless terminated earlier by either the Company or Employee pursuant to the termination provisions contained in this Agreement.
4.Duties.  Employee agrees to perform all services in connection with his employment well and faithfully and to the best of his ability and to carry out the policies and directives of the Company and/or the Group.  Employee agrees to take no action prejudicial to the interests of the Group during his employment hereunder.  Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and the Group and any changes therein that may be adopted from time to time subsequent to the execution of this Agreement.  During the Term, Employee’s services shall be exclusive to the Company and Employee shall devote substantially all of his professional and business time, attention, energy and efforts to the operations and strategic initiatives of the Company and the duties to which the Company and/or the Group shall assign him from time to time.  Employee shall not undertake any outside activity that is competitive with the business of the Group or that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Group.  With advance written approval of the Board, which shall not be unreasonably withheld, Employee will be permitted to engage in personal business, civic or charitable activities, that do not violate

Section 8 of this Agreement, provided such activities do not unreasonably interfere with Employee’s performance of his duties under this Agreement.

5.No Breach of Contract Caused. Employee hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by Employee and the Company, and the performance by Employee of the duties hereunder, do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Employee is a party or otherwise bound, or any judgment, order or decree to which Employee is subject; (ii) Employee will not enter into any new agreement that would or reasonably could contravene or cause a default by Employee under this Agreement; (iii) Employee has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, Employee entering into this Agreement or carrying out their duties hereunder; (iv) to the extent Employee has any confidential or similar information that they are not free to disclose to the Company, they will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which Employee is a party, or by which Employee is otherwise bound; and (v) Employee understands the Company will rely upon the accuracy and truth of the representations and warranties of Employee set forth herein, and Employee consents to such reliance.

6.Compensation; Benefits.

(a)Base Salary.  Commencing on the Commencement Date, the Company shall pay to Employee a monthly base salary (the “Base Salary”) of USD $29,167.  The Base Salary shall be subject to applicable withholding and deductions and paid in accordance with the Company’s regular payroll practices and policies.

(b)Incentive Compensation.

i.	December 31, 2023 Performance Bonus. Employee will receive a performance bonus (the “December 31, 2023 Performance Bonus”) with a target of USD $200,000, provided that Employee (i) has achieved, on or prior to December 31, 2023, those metrics set forth in Exhibit A, and (ii) is still employed by the Company under this Agreement as of the earlier of the date of payment or January 31, 2024. If some but not all of the metrics set forth in Exhibit A are achieved, Employee will receive that portion of the December 31, 2023 Performance Bonus as set forth in Exhibit A. Any December 31, 2023 Performance Bonus shall be payable on or before January 31, 2024, and shall be subject to applicable withholding and deductions. The determination of whether Employee has achieved the applicable metrics shall be in the reasonable good-faith discretion of the Board.

ii.	June 30, 2024 Performance Bonus. Employee will receive a performance bonus (the “June 30, 2024 Performance Bonus”) with a target of USD $200,000, provided that Employee (i) has achieved, on or before June 30, 2024, the metrics set forth in Exhibit A, and (ii) is still employed by the Company under this Agreement as of the earlier of the date of payment or June 30, 2024. If some but not all of the metrics set forth in Exhibit A are achieved, Employee shall be eligible to receive that portion of the June 30, 2024 Performance Bonus as set forth in Exhibit A. Any June 30, 2024 Performance Bonus shall be payable on or before July 31, 2024, and shall be subject to applicable withholding and deductions. The determination of whether Employee has achieved the applicable metrics shall be in the reasonable good-faith discretion of the Board.

iii.	PSU Award. The Company shall grant (the “Initial Grant”) to Employee a total of two million (2,000,000) performance stock units (the “PSUs”). Up to one million (1,000,000) performance stock units of the PSUs of the Initial Grant shall vest in the portions set forth in Exhibit A on the first business day after December 31, 2023 (the “December 31, 2023 PSU Vesting”), provided that Employee (i) has achieved, as of December 31, 2023, the applicable metrics set forth in Exhibit A, and (ii) is still employed by the Company under this Agreement as of December 31, 2023. Up to one million (1,000,000) of the remaining PSUs of the Initial Grant shall vest in the portions set forth in Exhibit A on June 30, 2024 (the “June 30, 2024 PSU Vesting”) provided that Employee (i) has achieved, as of June 30, 2024, the applicable metrics set forth in Exhibit A, and (ii) is still employed by the Company as of June 30, 2024. The determination of whether Employee has achieved the applicable metrics shall be in the reasonable good-faith discretion of the Board. The Initial Grant shall be made pursuant to and in accordance with the terms and conditions of the Company’s Amended and Restated 2018 Stock and Incentive Plan (the “Plan”) and the Company’s form of award agreement for performance stock units (the “PSU Award Agreement”), which PSU Award Agreement shall reflect the terms and conditions of the Initial Grant set forth herein. Any portion of the PSUs from the Initial Grant that do not vest as set forth in this provision shall be forfeited in accordance with the terms and conditions of the Plan and the PSU Award Agreement.

(c)Reimbursement Payment.  Within fourteen (14) days of the execution of this Agreement, the Company will pay Employee or any person designated by Employee the amount of USD $25,500 as reimbursement of Employee’s direct expenses.

(d)Charitable Donations.  Promptly following a request from Employee, the Company shall donate a total of Fifty Thousand Dollars ($50,000) during the Term to one or more charitable organizations designated by Employee; provided that the Company shall not be required to make donations in excess of (i) Twenty-Five Thousand Dollars ($25,000) prior to January 1, 2024; (ii) Twelve Thousand Five Hundred Dollars ($12,500) from January 1, 2024 through March 31, 2024; and (iii) Twelve Thousand Five Hundred Dollars ($12,500) from and after April 1, 2024 through the end of the Term.

(e)Paid Time Off.  Employee will be entitled to vacation, holidays, sick days and personal days in accordance with the Company’s policies as in effect from time to time for senior managers; provided that Employee shall accrue at least twenty (20) days of paid time-off per calendar year (which shall be pro-rated for years in which Employee is not employed by the Company for the full calendar year).

(f)Health Insurance and Other Benefits.  During the Term, the Employee shall be entitled to participate in all employee health, pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

(g)Expenses.  During the Term, Employee shall be entitled to reimbursement for such expenses reasonably incurred in connection with the performance of his duties hereunder in accordance with such policies and procedures as the Company may establish from time to time.

(h)Location.  Employee will primarily work remotely from his home office in Reno, Nevada, but will be expected to travel to the Company’s or Group Companies’ offices for meetings or other in-person events or for other business-related travel and Employee is expected to adhere to the Company’s policies on remote and hybrid working, in place from time to time.  If Employee is required to attend the Company’s offices, the Company will reimburse Employee’s reasonably incurred travel expenses in accordance with the Group Company’s Expenses Policy. The Company reserves the right to require that Employee work full time in the office upon the giving of reasonable notice.

7.Termination.  Employee’s employment with the Company may be terminated as follows:
(a)Death or Disability.  The employment of Employee shall terminate upon (i) the death of Employee, except that the Base Salary shall continue through the end of the month in which Employee’s death occurs, or (ii) the Disability of Employee. As used in this Agreement “Disability” means that Employee is unable to perform the essential functions of his position for a period of 180 consecutive days.
(b)For Cause by the Company.  The Company may terminate Employee’s employment immediately for Cause upon written notice to Employee provided that such notice must be delivered to Employee within thirty (30) days of the Company having knowledge of the condition occurring that constitutes Cause.  For purposes of this Agreement, “Cause” for termination shall constitute the following: Employee’s (i) embezzlement, misappropriation, theft, fraud, or other material dishonesty; (ii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime involving moral turpitude; provided that felonies and similar charges that are related to the illegality of the possession, cultivation, manufacturing, distribution or sale of cannabis and/or the transacting of proceeds relating thereto under the federal laws of the United

States shall not constitute “Cause”; (iii) material breach of a fiduciary duty; (iv) willful failure to comply with any valid and legal directive of the Company or any Group Company; (v) material violation of the Company's or any Group Company’s written policies or codes of conduct; (vi) material breach of any of Employee’s obligations under this Agreement; or (vii) gross negligence or willful misconduct in the performance of Employee’s duties.  If the Company intends to terminate Employee for Cause pursuant to subsections (iii), (v), (vi) or (vii) above, and the Employee’s action or failure to act was not “willful” (i.e., it was not in bad faith or without Employee’s reasonable belief that his action or inaction was in the best interests of the Company or any Group Company), then, prior to terminating Employee for Cause, the Company shall provide written notice to Employee setting forth in reasonable detail the nature and condition giving rise to the Company’s decision to terminate Employee for Cause, and Employee shall have thirty (30) days following such notice to cure such condition.
(c)By the Company Without Cause.  The Company may terminate Employee’s employment with the Company at any time without Cause upon written notice to the Employee.
(d)Voluntary Resignation.  Employee may terminate his employment with the Company at any time, effective upon thirty (30) days’ prior written notice to the Company.
(e)By Employee for Good Reason.  Employee may terminate his employment for Good Reason, provided that (A) Employee provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason within thirty (30) days of the initial existence of such condition, (B) the condition remains uncured by the Company for a period of thirty (30) days following such notice, and (C) Employee terminates the Agreement for Good Reason within ninety (90) days of the initial existence of the condition giving rise to Good Reason. “Good Reason” means, without Employee’s written consent, (i) any material diminution in Employee’s title, authority, duties, or responsibilities other than as explicitly contemplated by Section 1 hereof; (ii) any material breach of this Agreement by the Company, (iii) relocation of Employee's principal place of work to a location more than thirty (30) miles from its current location; or (iv) a material reduction in the Base Salary or overall compensation of Employee (other than an across-the-board reduction that affects other similarly-situated senior managers of the Company).
8.	Payment at Termination.
(a)Final Compensation.  In the event of termination of Employee’s employment with the Company, howsoever occurring, the Company shall pay Employee: (i) the Base Salary through the date of termination (or longer as provided in Section 7(a)(i) hereof), (ii) any accrued but unused vacation through the date of termination, (iii) and (iii) subject to submission of proper expense reports by Employee within thirty (30) days of the date of termination, reimbursement for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company (together, the “Final Compensation”).  These payments shall be made promptly upon termination and within the period of time mandated by law.

(b)Severance Benefits.  If the Company terminates Employee’s employment without Cause or if Employee terminates his employment for Good Reason, then, in addition to the Final Compensation and provided that Employee timely executes, and does not rescind, a release of claims in the form attached hereto as Exhibit B (the “Release”), and fully complies with the obligations set forth therein and in Section 9 of this Agreement:
i.	The Company will pay Employee the aggregate Severance Pay in equal installments through the remainder of the Term. The Severance Pay will be subject to applicable withholding and deductions and payable in accordance with the Company’s regular payroll policies and practices. The first installment of the Severance Pay shall be made on the first regular Company payroll date after the Release becomes effective, and in no event later than sixty (60) days following the date of termination, and shall include all previously accrued amounts. “Severance Pay” shall be the sum of –
(A)	Employee’s Base Salary at the applicable rates through the scheduled end of the Term, and
(B)

if Employee is terminated prior to payment of the December 31, 2023 Performance Bonus, to the extent that Employee has achieved any of the applicable metrics set forth in Exhibit A as of the date of termination, the corresponding portion of the December 31, 2023 Performance Bonus, and

(C)

if Employee is terminated prior to the payment of the June 30, 2024 Performance Bonus, to the extent that Employee has achieved any of the applicable metrics set forth in Exhibit A as of the date of termination, the corresponding portion of the June 30, 2024 Performance Bonus.

ii.	If Employee is terminated on or prior to December 31, 2023, to the extent that Employee has achieved any of the applicable metrics set forth in Exhibit A as of the date of termination, the corresponding portion of the December 31, 2023 PSU Vesting shall vest upon termination. If Employee is terminated after December 31, 2023, to the extent that Employee has achieved any of the applicable metrics set forth in Exhibit A as of the date of termination, the corresponding portion of the June 30, 2024 PSU Vesting shall vest upon termination.
iii.	Provided that Employee is eligible and does elect to continue his coverage under the Company’s group medical plan pursuant to the federal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or applicable state law, the Company will contribute toward (or reimburse Employee for) the employer-paid portion of the premiums for such continued coverage from the date of termination until the scheduled end of the Term (the “COBRA Continuation”). The

COBRA Continuation may end before the scheduled end of the Term upon the first to occur of the Employee’s death, the date the Employee becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Employee. To the extent the Employee elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 8(b)(ii) are subject to the Company’s ability to comply with applicable law.
9.	Restrictive Covenants.

(a)Definitions.  For purposes of this Agreement:
i.	Restricted Business means any business, organization, firm, company or other person anywhere in the continental United States and in Canada that competes with any business in which the Company or any Group Company engaged during the Term.
ii.	Restricted Customer means any business, organization, firm, company or other person who, during the Term, was a material customer or material client of the Company or the Group or with whom the Company or the Group was involved in negotiations or material discussions with a view to such business, organization, firm, company or other person becoming a material customer or material client of the Company or Group.
iii.	Restricted Employee means any person who was employed or engaged by the Company or the Group at any time during the Term.
iv.	Restricted Supplier means any firm, company or other person who, during the Term, was a material supplier of goods and/or services to the Company or the Group or with whom the Company or the Group was involved in negotiations with a view to such firm, company or other person becoming a material supplier.
v.	Termination Date means the date that Employee’s employment with the Company terminates for any reason.
vi.	Restricted Period means the period beginning on the Termination Date and ending six (6) months following the Termination Date.
(b)Confidentiality; Non-Disclosure.  Employee will not during his employment, other than in the proper performance of his duties, or at any time afterwards (unless expressly authorised in writing to do so by the Company) directly or indirectly:  use for his benefit or the benefit of any other person or entity, disclose to any other person or entity, or through any failure to exercise all due care and diligence cause or permit any unauthorized disclosure of any Confidential Information.  For purposes of this Agreement, “Confidential Information” includes any information of a confidential or sensitive nature relating to the Company or the Group and shall include, without limitation: details of suppliers and their terms of business; details of Company and Group shareholders, investors or prospective investors; details of customers or clients or business partners and the Company’s and Group’s terms of business with them including discount structures and the requirements of those customers or clients or business partners; financial information, market share information, market research, results and forecasts, userbase information and website or app traffic; new or mature business opportunities, research and development protects; prospective joint venturers and partners and details of any ongoing negotiations; details of employees or contractors and their remuneration; business methods, development or staffing plans, projects or prospective projects, advertising or marketing plans or proposed advertising or marketing plans; proprietary information including without limitation information relating to the design, manufacture, assembly, specifications, installation, know how, research and development, application, use, operation, maintenance, cost, materials, sources of supply, marketing and/or pricing of any products developed, manufactured or distributed by the Company or the Group, including all computer programs, firmware, source code, object code, algorithms and security codes, system and arrangements included in the software, including in, or comprising, any products developed manufactured or distributed by the Company or the Group; other Intellectual Property Rights (defined below) commissioned, licenced, purchased or produced by or on behalf of the Company or Group or trade secrets of the Company or Group; and any information which Employee is told is confidential or on a reasonable assessment would consider to be confidential or any information which has been given to the Company or the Group in confidence by customers, clients, suppliers or other persons.  Confidential Information shall not include (i) information that is or becomes publicly known through lawful means; or (ii) information that is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.  Upon termination of Employee’s employment or at any time upon written request from the Company, all documents, records, notebooks, and electronic media containing Confidential Information then in Employee’s custody, possession, or control, whether prepared by Employee or others, shall be returned by Employee to the Company.

(c)Non-Solicitation. In return for the fair, reasonable, and valuable consideration being provided to Employee, and in protection of the Company’s legitimate interests, Employee agrees that, during Employee’s employment hereunder and the Restricted Period, Employee shall not, except for the exclusive benefit of the Company, directly or indirectly:

i.	solicit or endeavour to entice away from the Company or the Group a Restricted Customer or a Restricted Supplier with a view to providing goods or services to that Restricted Customer or receiving goods or services from that Restricted Supplier in competition with the Restricted Business (as defined below); or
ii.	seek to hinder or interfere with or do any act which you could reasonably expect to hinder or interfere with the Company or the Group’s business, custom or relationship or the terms thereof with any Restricted Customer or any Restricted Supplier; or
iii.	employ or engage or offer employment to or otherwise endeavour to entice away from the Company or the Group any Restricted Employee whether or not such person would commit a breach of contract by reason of leaving the Company or the Group.

(d)Non-Competition.  In protection of the Company’s legitimate interests, Employee agrees that during his employment and during any portion of the Restricted Period in which Employee is receiving Severance Pay, Employee shall not, directly or indirectly, through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, the financial operations or management of any Restricted Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. Nothing contained in this section shall be construed to prevent Employee from beneficially owning not more than 5% of any class of securities of a corporation that is publicly held, so long as the Employee has no active participation in the business of such corporation.

(e)Extension of Restrictions.  In the event that Employee is found to be in breach or violation of Section 9(c) or (d) of this Agreement, the Restricted Period shall be extended by a period of time equivalent to the time during which Employee was in violation.

(f)Irreparable Harm; Remedies.  Employee agrees that, were Employee to breach any of the restrictive covenants contained in this Section, the damage to the Company would be irreparable.  Employee therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any such covenants, without having to post bond or prove actual damages. The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis.  Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation.  Such action by the Company shall not constitute a waiver of any of its rights.  Further, and without prejudice to any other rights or remedies the Company or the Group has, including the right to continue to enforce the restrictions set forth in Section 8, the Company may discontinue and/or require repayment of the Severance Pay in the event of Employee’s breach of any of his post-termination obligations under Section 9.

(g)Reformation.  In the event that any provision of this Section shall be found by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that a court shall reform such provision to render it valid and enforceable to the extent necessary to protect the Company’s legitimate business interests, and that such reformation shall not affect the validity or enforceability of the remaining provisions, which shall remain valid and enforceable to the fullest extent permitted by law.

(h)Notice Under the Defend Trade Secrets Act. Employee acknowledges that he has been notified by the Company that he will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal.  Employee further acknowledges that he has been notified by the Company that he may disclose a trade secret to his attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and Employee may use the trade secret information in that court proceeding, so long as any document containing the trade secret is filed under seal; and Employee may not otherwise disclose the trade secret, except pursuant to court order.

10.Development of Inventions, Improvements or Know-How.
(a)Disclosure Obligation.  Employee and his heirs, assigns and representatives shall disclose fully and promptly to the Company any and all Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, facts, test data, findings, designs, formulas, processes, sketches, drawings, models, figures, inventions, discoveries, improvements, trade secrets, compositions, and any technology, know-how or intellectual property (and all Intellectual Property Rights thereto, as defined below) made or developed or conceived of by Employee, in whole or in part, alone or with others, which results from any work Employee has done or may do for, or at the request of, the Company or the Group which relates to the business, operations, activities, research, investigations or obligations of the Company or the Group or that make use of Confidential Information or any of the equipment or facilities of the Company or the Group.  “Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
(b)Assignment.  All Work Product is deemed a “work for hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If and to the extent any of the Work Product is not considered a work for hire, Employee hereby irrevocably assigns and transfers to the Company, and shall, without further compensation, confirm any such assignment or transfer to the Company, Employee’s entire right, title and interest in and to all Work Product, and all Intellectual Property Rights thereto.  At the Company’s expense and at the Company’s request, Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  Employee appoints the Company as Employee’s agent and grants the Company a power of attorney for the limited purpose of executing all such documents.
(c)Moral Rights. Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Work Product.
(d)Publication.  Except as required for performance of Employee’s work for the Company or as authorized in writing by the Company, Employee (a) shall not publish or submit for publication, or otherwise disclose to any person or entity other than the Company, any data or results from Employee’s work on behalf of the Company without the prior written consent of the Company; (b) shall not remove any Work Product from the Company’s premises; and (c) shall hold all Work Product in trust for the Company and deliver it to the Company upon request and in any event upon termination of Employee’s employment hereunder.
11.Return of Company Property.  Upon termination of Employee’s service with the Company, or upon the Company’s request, Employee shall return in good condition all the property of the Company, including all documents, records, notebooks, electronic media, and all tangible embodiments of Confidential Information then in Employee’s possession, custody, or control, whether prepared by Employee or others, and shall not remove from any premises at which the Company’s business is conducted any property of the Company, including any Confidential Information.
12.Section 409A.  This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement are either exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) under Treasury Regulation section 1.409A-1(b)(9)(iii) or otherwise comply with the requirements of Code Section 409A.  In accordance with the preceding sentence, the date on which a “separation from service” pursuant to Code Section 409A occurs shall be treated as the termination of employment date for purposes of determining the timing of payments and benefits under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.
13.Indemnification.  The Indemnification Agreement, made as of July 18, 2019, signed previously by Employee, as a director of the Company, in accordance with applicable Canadian law, is fully incorporated herein, including all responsibilities, obligations, terms and conditions of that Indemnification Agreement and shall apply to all actions taken by Employee as an employee and officer of the Company.

14.Miscellaneous.
(a)Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Employee has agreed.
(b)Notice.  Any notice required to be given by this Agreement shall be delivered in hand to the person to whom such notice is addressed or may be mailed to such person by certified mail or delivered via professional courier service to the following appropriate address:

If to the Company:

TILT Holdings, Inc.

2801 E Camelback Rd Suite 180

Phoenix, AZ 85016

Attention: General Counsel Or legal@TILTholdings.com

If to Employee:

To the address most recently on file in the payroll records of the Company with a copy to (which shall not constitute notice):

Ryan Lowther, Esq.

Farella Braun + Martel LLP

One Bush Street, 9th Floor

San Francisco, California 94104

or to such other address as is specified in a notice complying with this Section, which notice will be deemed given in accordance with this Section.

(c)Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, superseding all prior understandings and agreements between the Parties with respect to Employee’s employment relationship with the Company and the Group for the Term.  This Agreement does not supersede any prior agreement among Employee and the Company or any Group Company with respect to matters that do not pertain to Employee’s employment relationship during the Term.
(d)Modification; Waiver.  This Agreement may not be amended or revised except by a writing signed by the parties.  The waiver by any party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term of condition of this Agreement or of any subsequent breach of any term or condition hereof.

(e)Severability; Captions.  If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstance shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(f)Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the Company and its respective successors and assigns.  This Agreement may be assigned by the Company to any person, partnership, corporation or other entity, including without limitation, any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased assets of the Company. The obligations of Employee are personal and are not assignable or delegable by her in any manner whatsoever.
(g)Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without regard to conflict of law principles.  The Company and Employee hereby agree that any claim or action regarding or relating to this Agreement shall be brought only in the state or federal courts of Arizona.  Both parties hereby submit to the exclusive jurisdiction and venue of said court over such claims or actions.
(h)Attorneys’ Fees.  If there is any action or legal proceeding arising out of related to this Agreement, the prevailing party in such action shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.
(i)Cooperation. The Parties agree that certain matters in which Employee will be involved during the Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of Employee's employment for any reason, to the extent reasonably requested by the Board, Employee shall cooperate with the Company, at the Company’s expense, in connection with matters arising out of Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Employee’s other activities.
(j)Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  A facsimile or PDF signature shall be deemed an original and valid signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered under seal as of the date first written above.

/s/ Tim Conder

Tim Conder

TILT Holdings, Inc.

By: /s/ Arthur Smuck

Arthur Smuck, Chairman of the Board